EXHIBIT 1.01

October 8, 2008
Yanai Man Projects Ltd.
Moshe Aviv Tower, 38th floor
7 Jabotinski Street, POB 141
Ramat Gan 52520

Dear Sirs:

        Letter Agreement

        Reference is hereby made to that certain Shareholders Agreement, dated as of July 5, 2007, by and between Global Energy, Inc. ("GEYI") and Yanai Man Projects Ltd. ("YMP").

        GEYI and YMP (collectively the “Parties”) hereby agree that GEYI shall at any time have the right to purchase from YMP 449 ordinary shares in Global NRG Pacific Ltd. (the “Company”) that are held by YMP (i.e., 90% of the Company’s shares currently held by YMP) for a price of US$150,000, which amount will be paid by GEYI to YMP over the period of one year from the date of this letter agreement. The payment will be by 10 installments of $15,000 starting from January 30, 2009. The shares shall be deemed to have been acquired by GEYI at the time of the exercise of the right.

        Additionally, the Parties hereby agree that during each of the two years from the date of this letter agreement, YMP shall have the right (“Put Right”) to require GEYI to purchase an additional 25 ordinary shares in the Company held by YMP per year, for an additional consideration of US$50,000. In each case, these amounts will be paid by GEYI to YMP over the period of one year from the date of exercise by YMP of its right. The shares shall be deemed to have been acquired by GEYI at the time of the exercise of the right by YMP.

        The Parties also hereby agree that at all times (including at the time of exercise by YMP of its Put Right), GEYI shall have the right to purchase all remaining shares of the Company held by YMP (i.e., 50 ordinary shares of the Company) for an additional consideration of US$100,000. This amount will be paid by GEYI to YMP over the period of one year from the date of exercise by GEY of its right. The shares shall be deemed to have been acquired by GEYI at the time of the exercise of the right by GEYI.

        If this confirms our understanding, please sign below.

Yours very truly, GLOBAL ENERGY, INC. By: /s/ Asi Shalgi —————————————— Asi Shalgi President and CEO

Accepted and agreed as of the date first above written:

YANAI MAN PROJECTS LTD. By: /s/ Yanai Man —————————————— Yanai Man CEO